Exhibit 99.1

RELEASE	DATE: July 12, 2006

FASTENAL COMPANY REPORTS SECOND QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended June 30, 2006. Dollar amounts are in thousands.

Net sales for the three-month period ended June 30, 2006 totaled $458,817, an increase of 19.7% over net sales of $383,263 in the second quarter of 2005. Net earnings increased from $44,647 in the second quarter of 2005 to $51,513 in the second quarter of 2006, an increase of 15.4%. Basic and diluted earnings per share increased from $.30 to $.34 for the comparable periods.

Net sales for the six-month period ended June 30, 2006 totaled $890,520, an increase of 20.8% over net sales of $737,072 in the first six months of 2005. Net earnings increased from $81,679 in the first six months of 2005 to $99,367 in the first six months of 2006, an increase of 21.7%. Basic and diluted earnings per share increased from $.54 to $.66 for the comparable periods.

During the first half of 2006, Fastenal opened 132 new sites (Fastenal opened 136 new sites in the first six months of 2005). These 132 new sites represent an additional 7.5% stores since December 31, 2005. There were 7,098 site employees as of June 30, 2006, an increase of 11.0% and 15.6% from December 31, 2005 and June 30, 2005, respectively.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores more than five years old – The strength of the economy, over time, is best reflected in our subset of stores more than five years old (Store sites opened as follows: 2006 group – opened 2001 and earlier, 2005 group – opened 2000 and earlier, and 2004 group – opened 1999 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. During the twelve months of 2004 and 2005 and the first six months of 2006, the stores more than five years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	8.4%	13.4%	11.6%	15.0%	18.2%	19.3%	18.4%	15.6%	16.4%	16.5%	13.8%	16.1%
2005	15.8%	13.7%	12.1%	15.7%	12.3%	9.5%	11.7%	11.9%	14.7%	12.0%	11.1%	7.7%
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%

Stores more than two years old – Our stores more than five years old above, when combined with stores two to five years of age, represent a consistent same-store view of our business (Store sites opened as follows: 2006 group – opened 2003 and earlier, 2005 group – opened 2002 and earlier, and 2004 group – opened 2001 and earlier). During the twelve months of 2004 and 2005 and the first six months of 2006, the stores more than two years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	11.5%	15.2%	13.9%	16.4%	20.1%	19.8%	19.8%	17.5%	17.8%	18.5%	16.0%	18.0%
2005	19.2%	17.1%	14.1%	18.0%	14.0%	12.1%	13.3%	13.3%	16.7%	13.3%	13.0%	9.0%
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%

All company sales – During the twelve months of 2004 and 2005 and the first six months of 2006, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%	22.7%	21.7%	17.0%
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%

The January 2004 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2004 to November 2005 general improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The 2004 period was positively impacted by inflation in the steel based products we sell. The December 2005 daily sales growth rate was weaker than we expected; however, we believe this was an abnormality due to the following reasons (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina. The continued strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The first two months of the second quarter of 2006 experienced weaker sales growth than we expected. The April 2006 growth was negatively impacted by Easter (which fell in March last year), but was still weaker than we expected. The quarter finished on a positive note with June’s daily sales growth rate above 20%.

IMPACT OF CURRENT INITIATIVES:

During 2005 and the first six months of 2006, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, and (3) an expanded store model called CSP2.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005 and the first six months of 2006 despite the fact we experienced year-over-year increases of approximately 31.7% and 27.7%, respectively, in per gallon diesel fuel costs.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP2 store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the first six months of 2006, 93 stores were converted to the CSP2 format. This resulted in 123 stores converted to the CSP2 format since the third quarter of 2005. The balance sheet impacts of these conversions are described below in the working capital discussion. Operating information regarding the CSP2 locations will be released in connection with our Form 10-Q filing for the quarter ending June 30, 2006.

IMPACT OF FUEL PRICES DURING THE QUARTER:

Rising fuel prices continue to take a toll on the quarter and six month period ended June 30, 2006. Our vehicle fuel costs averaged approximately $1,248 and $1,500 per month in the first and second quarters of 2005, respectively. Our fleet consists of a variety of distribution vehicles as well as store delivery vehicles. During the first and second quarters of 2006, vehicle fuel costs have averaged approximately $1,864 and $2,096 per month, respectively. These increases result from the rising fuel costs, the freight initiative discussed earlier, and to the increase in sales and store locations.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	50.1%	49.6%	49.9%	49.8%

Operating and administrative expenses	32.2%	31.7%	31.8%	31.0%
Loss on sale of property and equipment	0.1%	0.1%	0.1%	0.1%

Operating income	17.9%	17.8%	18.0%	18.7%

Interest income	0.1%	0.1%	0.1%	0.1%

Earnings before income taxes	18.0%	17.9%	18.1%	18.8%

Note – Amounts may not foot due to rounding difference.

Gross profit margins for the first half and second quarter of 2006 increased over the same period in 2005. The improvement was driven by our freight initiative (discussed earlier) and by improvements in our direct sourcing operations.

Operating and administrative expenses grew faster than the net sales growth rate during the first half and second quarter of 2006. This was primarily due to (1) the previously mentioned initiatives (most notably the CSP2 conversions) and their impact on employee numbers throughout the organization in the first six months of 2006, (2) the impact of rising fuel costs, and (3) increases in occupancy costs. The slower sales growth in the second quarter, from what we had planned, did not allow us to leverage the operating and administrative expenses.

The 2006 operating and administrative expenses include $279 of expenses related to the adoption of new stock option accounting rules. This expense occurred in the first five months of 2006, but ceased on June 1, 2006 as all outstanding options became vested.

Income taxes, as a percentage of earnings before income taxes, was approximately 38.1% and 38.0% in 2006 and 2005, respectively. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

WORKING CAPITAL:

Two components of working capital, accounts receivable and inventories, improved during the first half of 2006. The June 2005-to-June 2006 percentage growth (i.e. year over year) and the year-to-date dollar growth were as follows:

June 2005-to-June 2006 percentage growth
Accounts receivable	16.9%
Inventories	18.4%

	Six Months Ended June 30,		Three Months Ended June 30,
Dollar growth	2006	2005	2006	2005
Accounts receivable	$43,420	32,909	15,170	11,673
Inventories	$33,469	26,171	23,935	23,100

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

The accounts receivable increase of 16.9% represents a meaningful lag behind the 20.6% and 19.7% sales increase in June 2006 and in the second quarter of 2006, respectively. We continue to be pleased with the improvements in accounts receivable during 2005 and the first six months of 2006, and with the related reduction in bad debt expense when compared to historical amounts.

The inventory increase of 18.4% represents a lag behind the 20.6% and 19.7% sales increase in June 2006 and in the second quarter of 2006, respectively. The increase of $33,469 since December 31, 2005 primarily relates to approximately $8,000 for new stores, $6,300 for CSP2 conversions, and approximately $18,000 for current stocking initiatives and sales growth at our hub and store locations.

Overall, our initiatives are having a positive impact on accounts receivable and inventory. As we indicated in earlier communications, our 2006 goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2005, we had a ratio of 2.8:1). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1.

STORE OPENINGS:

As discussed in previous public statements, the Company’s goal is to continue opening approximately 13% to 18% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2005, the Company operated 1,755 stores; therefore, we expect to open approximately 228 to 316 new stores in 2006. The Company opened 222 new stores in 2005 and 219 new stores in 2004, or an increase over the previous December of 14.5% and 16.7%, respectively. While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed previously, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In June 2002, we began our ‘customer service project’ (or CSP). This project centered on stocking all of our stores with a consistent base of product and with a consistent merchandising scheme. This project was 97% complete on December 31, 2005 and will be completed during 2006 as the last 55 stores are converted. Since the CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June 2005 we disclosed our intention to convert locations to the CSP2 format. The CSP2 format represents a further expansion of the

Fastenal standard inventory stocking model at the store level. As of June 30, 2006, 123 stores had been converted to the CSP2 format. Of these stores, 30 were converted in the latter half of 2005 and 93 were converted in the first half of 2006. We expect to convert additional stores to the CSP2 format throughout the remainder of 2006.

STOCK REPURCHASE:

In June 2006, the Company issued a press release announcing its Board of Directors had authorized purchases by the Company of up to an additional 500,000 shares of its common stock (over and above previously authorized amounts). The Company purchased 250,000 shares of its outstanding stock at approximately $37.73 per share in late June 2006.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding working capital goals, rates of return on assets when working capital is appropriately managed, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, the completion of the CSP initiative, and the conversion of stores to the CSP2 format. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected and could impact the CSP1 and CSP2 rollout. A change in the economy from that currently being experienced, a change in customer buying patterns, a change in forecasts, or a change in vendor production lead times could cause working capital (including inventory) and rates of return on assets to change from expected amounts. A discussion of other risks and uncertainties is included in the Company’s 2005 annual report and 2006 quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited)
	June 30, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$42,792	56,204
Marketable securities	7,027	669
Trade accounts receivable, net of allowance for doubtful accounts of $2,790 and $3,875, respectively	228,061	183,556
Inventories	395,030	361,561
Deferred income tax asset	9,534	9,925
Refundable income taxes	1,618	—
Other current assets	39,937	37,093

Total current assets	723,999	649,008
Marketable securities	7,098	13,228
Property and equipment, less accumulated depreciation	245,985	224,448
Other assets, less accumulated amortization	3,451	3,351

Total assets	$980,533	890,035

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$55,769	38,572
Accrued expenses	57,481	50,258
Income taxes payable	—	2,708

Total current liabilities	113,250	91,538

Deferred income tax liability	17,029	14,948

Stockholders’ equity:
Common stock, 200,000,000 shares authorized 150,993,220 shares issued and outstanding	1,510	1,511
Additional paid-in capital	3,765	—
Retained earnings	836,602	776,598
Accumulated other comprehensive income	8,377	5,440

Total stockholders’ equity	850,254	783,549

Total liabilities and stockholders’ equity	$980,533	890,035

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Six months ended June 30,		(Unaudited) Three months ended June 30,
	2006	2005	2006	2005
Net sales	$890,520	737,072	458,817	383,263

Cost of sales	444,028	371,518	229,812	192,471

Gross profit	446,492	365,554	229,005	190,792

Operating and administrative expenses	286,593	233,944	146,081	118,858
Loss on sale of property and equipment	150	452	115	204

Operating income	159,749	131,158	82,809	71,730

Interest income	798	581	410	281

Earnings before income taxes	160,547	131,739	83,219	72,011

Income tax expense	61,180	50,060	31,706	27,364

Net earnings	$99,367	81,679	51,513	44,647

Basic and diluted net earnings per share	$0.66	0.54	0.34	0.30

Basic weighted average shares outstanding	151,055	151,496	151,055	151,236

Diluted weighted average shares outstanding	151,396	151,712	151,402	151,440

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Six months ended June 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$99,367	81,679
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	15,061	13,885
Loss on sale of property and equipment	150	452
Bad debt expense	1,740	3,392
Deferred income taxes	2,472	—
Stock based compensation	279	—
Amortization of non-compete agreement	34	34
Changes in operating assets and liabilities:
Trade accounts receivable	(46,245)	(36,016)
Inventories	(33,469)	(26,171)
Other current assets	(2,844)	5,281
Accounts payable	17,197	4,277
Accrued expenses	7,223	5,721
Income taxes, net	(4,326)	3,802
Other	2,781	(2,832)

Net cash provided by operating activities	59,420	53,504

Cash flows from investing activities:
Purchase of property and equipment	(39,084)	(28,116)
Proceeds from sale of property and equipment	2,336	2,872
Net (increase)/decrease in marketable securities	(228)	20,446
Increase in other assets	(134)	(52)

Net cash used in investing activities	(37,110)	(4,850)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,767	—
Purchase of common stock	(9,434)	(18,739)
Payment of dividends	(30,211)	(23,522)

Net cash used in financing activities	(35,878)	(42,261)

Effect of exchange rate changes on cash	156	(251)

Net increase in cash and cash equivalents	(13,412)	6,142

Cash and cash equivalents at beginning of period	56,204	33,503

Cash and cash equivalents at end of period	$42,792	39,645

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$65,506	46,258